EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-130763, Form S-8 No. 333-91192 and Form S-3 No. 333-169540) previously filed by The LGL Group, Inc. of our report dated March 23, 2011, on our audits of the consolidated financial statements of The LGL Group, Inc. as of December 31, 2010 and 2009, and for the years then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 23, 2011